PRESS RELEASE

     Corniche Group Incorporated, 272 Route 206, Bldg. B#1.1, Flanders, NJ 07836

For Immediate Release                    Flanders, New Jersey,     May 18, 1998

                CORNICHE GROUP INCORPORATED ANNOUNCES RESULTS OF
                    ANNUAL MEETING AND CLOSING OF TRANSACTION
                 FOR NEW BUSINESS OPERATIONS IN INSURANCE MARKET

CORNICHE GROUP INCORPORATED ("Corniche") [OTC Bulletin Board Symbol: CNGI] announced today that at the 1998 Annual Meeting of Stockholders, Corniche's stockholders approved the agreement that it signed on March 4, 1998 with Joel San Antonio and others for them to invest in the Company and to endeavor to establish new business operations for the Company in the insurance market. Mr. San Antonio will serve as Chairman of Corniche and Robert Hutchins will serve as a Director and President of Corniche. The transaction closed immediately following the Annual Meeting.

Pursuant to the transaction, Mr. San Antonio purchased 710,000 shares of preferred stock at $0.10 per share and his associates purchased a further 55,000 shares of preferred stock at the same price. Each preferred share is convertible into ten shares of the corporation's common stock and is entitled to ten votes per share, giving Mr. San Antonio effective voting control over Corniche.

Mr. San Antonio, who has many years experience in the property and casualty specialty insurance markets, is in the process of exploring a number of specialty insurance opportunities for the development of new business operations for Corniche that involve entering into insurance and/or insurance-related businesses.

At the 1998 Annual Meeting of Stockholders, stockholders also elected three other directors, approved a reduction in the par value of Corniche's common stock, and adopted a stock option plan and an independent directors compensation plan.

For further information please contact Alan Wovsaniker at (973) 597-2564.